EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 2-99584 on Form N-1A of our report dated February 26, 2014, relating to the financial statements and financial highlights of Plan Investment Fund, Inc., comprised of Ultrashort Duration Government Portfolio and Ultrashort Duration Bond Portfolio appearing in the Annual Report on Form N-CSR for Plan Investment Fund, Inc. for the period ended December 31, 2013 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

April 30, 2014